AGREEMENT PURSUANT TO RULE 13D-1(F)(1)

          The undersigned persons agree and consent to the joint filing on their behalf of this Amendment No. 2 to Schedule 13D in connection with their beneficial ownership of the common stock of California Microwave, Inc. at October 24, 1996 and agree that this filing is filed on behalf of each of them.


October 24, 1996                   Clover Capital Management, Inc.



                                   By:/s/ Michael E. Jones
                                   Michael E. Jones, Managing Director



October 24, 1996                   /s/ Michael E. Jones
                                       Michael E. Jones


October 24, 1996                   /s/ Geoffrey H. Rosenberger
                                       Geoffrey H. Rosenberger


October 24, 1996                   /s/ Charles W. Ruff
                                       Charles W. Ruff